EXHIBIT 99.1

[High Speed Net Solutions, Inc. letterhead]

June 28, 2001

To the Shareholders of High Speed Net Solutions, Inc. d/b/a Summus:

This letter is to provide an update on the status and timing of the filing with the SEC of the Company’s annual report on Form 10-K for the year ended December 31, 2000. In my prior letter to you of May 16, 2001, I communicated that the Company expected within a matter of a few weeks to file its Form 10-K, its quarterly report on Form 10-Q for the first quarter of 2001 and another filing (i.e., a Form 10) to enable the Company to seek to have its common stock again made eligible to be quoted on the Over-The-Counter Bulletin Board. The completion of the audit of our financial statements for the year ended December 31, 2000, the associated legal due diligence process and settlement of several outstanding legal issues has taken considerably longer than originally anticipated. However, at this point the Company anticipates completing and filing the Form 10-K and the Form 10 no later than Tuesday, July 3, 2001, with the Form 10-Q to be filed shortly thereafter.

The Company expects to take the necessary steps to convene its annual meeting of shareholders as soon as reasonably possible following the submission of these filings to the SEC.

Sincerely,

Dr. Bjorn Jawerth
Co-Chief Executive Officer